Exhibit 99.1

OneSpan Reports Third Quarter 2022 Financial Results

●	Total revenue grew 9% year-over-year to $57.1 million; Total subscription revenue grew 25% to $22.3 million
●	Annual Recurring Revenue (ARR) grew 14% to $135.8 million[1]
●	Dollar-based net expansion (DBNE) rate of 109%[2]

CHICAGO, November 1, 2022 – OneSpan Inc. (NASDAQ: OSPN), the digital agreements security company, today reported financial results for the third quarter ended September 30, 2022.

“We continue to build strong momentum in the business, which is reflected in solid bookings, revenue and adjusted EBITDA results, despite FX headwinds,” stated OneSpan CEO, Matt Moynahan. “Protecting high-value, high assurance B2B and B2C transactions remains a high priority for our customers, even in a challenging macro environment. I’m pleased with the progress we are making with our transformation plan, and we expect that the investments we are making in sales, marketing and product development will position us to drive sustainable growth in ARR over the long-term.”

Third Quarter 2022 Financial Highlights

●	Total revenue was $57.1 million, an increase of 9% compared to $52.3 million for the same quarter of 2021. Changes in foreign exchange rates as compared to the prior year period negatively impacted third quarter 2022 revenue by approximately $4.5 million. [3]

●	ARR grew 14% year-over-year to $135.8 million. Changes in foreign exchange rates as compared to the prior year period negatively impacted third quarter ARR by approximately $3.3 million. [3]
●	Digital Agreements revenue was $12.2 million, an increase of 20% year-over-year. Security Solutions revenue was $44.9 million, an increase of 7% year-over-year.

●	Gross margin was 67% compared to 70% in the same period last year. Digital Agreements and Security Solutions gross margins were 80% and 64% compared to 72% and 69% in the same period last year, respectively.
●	Total operating loss was $5.6 million, compared to operating loss of $2.0 million in the same period last year. Digital Agreements operating income was $2.2 million, compared to operating income of less than $0.1 million in the same period last year. Security Solutions operating income was $5.7 million, compared to operating income of $10.7 million in the same period last year.
●	GAAP net loss was $7.2 million, or $0.18 per diluted share compared to $1.0 million, or $0.02 per diluted share in the same period last year.
●	Non-GAAP net income was $1.3 million, or $0.03 per diluted share, compared to $1.2 million, or $0.03 per diluted share in the same period last year.
●	Adjusted EBITDA was $4.5 million compared to $1.7 million in the same period last year.

●	Cash, cash equivalents and short-term investments were $93.6 million at September 30, 2022. During the nine months ended September 30, 2022, we repurchased $5.7 million in shares of our common stock, compared to $7.5 million in shares repurchased during the nine months ended September 30, 2021.

Outlook

For the Full Year 2022, OneSpan expects:

●	Revenue to meet or exceed full year 2021 revenue.
●	ARR growth of 12%-13%, as compared to our previous guidance range of 16%-18%. The change in ARR reflects an estimated 3%-4% impact from foreign currency exchange rates, strategic portfolio changes, and a more difficult macroeconomic environment.
●	Adjusted EBITDA to be in the range of $1 million to $3 million, as compared to our previous guidance range of negative $5 million to negative $7 million.[4]

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, November 1, 2022, at 4:30 p.m. EDT. During the conference call, Mr. Matthew Moynahan, CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the third quarter of 2022.

To access the conference call, dial 844-200-6205 for the U.S. or Canada and 1-929-526-1599 for international callers. The access code is 046742.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

1	ARR is calculated as the approximate annualized value of our customer recurring contracts with a term of at least one year, as of the measurement date. These include subscription, term-based license, and maintenance contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal, or until such customer notifies us that it is not renewing its recurring contract.
2	DBNE is defined as the year-over-year growth in ARR from the same set of customers at the end of the prior year period.
3	We calculate the impact of changes in foreign exchange rates by translating the applicable foreign-denominated financial results for the current year monthly period(s) from foreign currency to U.S. dollars using the monthly average foreign exchange rate for the same prior year period(s), and comparing it to the current year translated amounts using the applicable current year monthly average foreign exchange rates.
4	An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.

About OneSpan

OneSpan helps organizations accelerate digital transformations by enabling secure, compliant, and refreshingly easy customer agreements and transaction experiences. Organizations requiring high assurance security, including the integrity of end-users and the fidelity of transaction records behind every agreement, choose OneSpan to simplify and secure business processes with their partners and customers. Trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, OneSpan processes millions of digital agreements and billions of transactions in 100+ countries annually.

For more information, go to www.onespan.com. You can also follow @OneSpan on Twitter or visit us on LinkedIn and Facebook.

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding the outcomes we expect from our strategic transformation plan; the results we expect from the investments we are making in sales, marketing, and product development, including the ability of those investments to drive sustainable growth in ARR over the long-term; our plans for managing our Digital Agreements and Security Solutions segments; our expected financial results for full year 2022; the potential benefits, performance and functionality of our products and solutions, including future offerings; our expectations, beliefs, plans, operations and strategies relating to our business and the future of our business; product enhancements and introductions; future sales and marketing expenditures; plans to expand our salesforce; foreign currency exchange rate impacts; the effects of supply chain disruptions; and our general expectations regarding our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: our ability to execute our strategic transformation plan; our ability to hire and train sales and other employees necessary to implement our strategic transformation plan; our ability to generate market demand and sales leads; market acceptance of our products and solutions; investments in new products or businesses that may not achieve expected returns; competition; changes in customer requirements; the potential effects of technological changes; economic recession, inflation, and political instability; the impact of the COVID-19 pandemic and actions taken to contain it; our ability to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio actions; the increasing frequency and sophistication of cyber-attacks; claims that we have infringed the intellectual property rights of others; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; reliance on third parties for certain products and data center services; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as those factors described in the “Risk Factors” section of our Annual Report on Form 10-K, as updated by the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this Form 10-Q, except as required by law.

Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021 (1)	2022	2021 (1)
Revenue
Product and license	$31,280	$28,193	$89,496	$85,016
Services and other	25,867	24,083	72,888	70,312
Total revenue	57,147	52,276	162,384	155,328

Cost of goods sold
Product and license	12,646	9,502	32,672	30,819
Services and other	6,070	6,379	19,097	19,041
Total cost of goods sold	18,716	15,881	51,769	49,860

Gross profit	38,431	36,395	110,615	105,468

Operating costs
Sales and marketing	15,265	14,449	45,193	46,638
Research and development	9,541	11,359	33,596	35,699
General and administrative	11,813	11,207	39,549	38,797
Impairment of intangible assets	3,828	—	3,828	—
Restructuring and other related charges	2,653	—	8,000	—
Amortization of intangible assets	956	1,396	3,555	4,503
Total operating costs	44,056	38,411	133,721	125,637

Operating loss	(5,625)	(2,016)	(23,106)	(20,169)

Interest income (expense), net	179	(4)	197	2
Other (expense) income, net	(1,155)	283	13,817	950

Loss before income taxes	(6,601)	(1,737)	(9,092)	(19,217)
Provision (benefit) for income taxes	600	(762)	2,245	(2,406)

Net loss	$(7,201)	$(975)	$(11,337)	$(16,811)

Net loss per share
Basic	$(0.18)	$(0.02)	$(0.28)	$(0.42)
Diluted	$(0.18)	$(0.02)	$(0.28)	$(0.42)

Weighted average common shares outstanding
Basic	39,723	39,629	39,801	39,688
Diluted	39,723	39,629	39,801	39,688

(1)	2021 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

OneSpan Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30,	December 31,
	2022	2021

ASSETS
Current assets
Cash and cash equivalents	$81,835	$63,380
Short term investments	11,782	35,108
Accounts receivable, net of allowances of $2,526 in 2022 and $1,419 in 2021	43,736	56,612
Inventories, net	9,467	10,345
Prepaid expenses	5,898	7,594
Contract assets	4,572	4,694
Other current assets	10,121	9,356
Total current assets	167,411	187,089
Property and equipment, net	10,796	10,757
Operating lease right-of-use assets	7,747	9,197
Goodwill	86,194	96,174
Intangible assets, net of accumulated amortization	13,038	21,270
Deferred income taxes	3,362	3,786
Other assets	10,983	13,998
Total assets	$299,531	$342,271
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$9,824	$8,204
Deferred revenue	44,271	54,617
Accrued wages and payroll taxes	14,465	16,607
Short-term income taxes payable	1,587	1,103
Other accrued expenses	7,089	7,668
Deferred compensation	345	877
Total current liabilities	77,581	89,076
Long-term deferred revenue	6,543	9,125
Long-term lease liabilities	8,517	10,180
Long-term income taxes payable	3,080	5,054
Deferred income taxes	1,893	1,286
Other long-term liabilities	6,995	7,770
Total liabilities	104,609	122,491
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,701 and 40,593 shares issued; 39,662 and 40,001 shares outstanding at September 30, 2022 and December 31, 2021, respectively	40	40
Additional paid-in capital	104,669	100,250
Treasury stock, at cost, 1,038 and 592 shares outstanding at September 30, 2022 and December 31, 2021, respectively	(18,222)	(12,501)
Retained earnings	131,836	143,173
Accumulated other comprehensive loss	(23,401)	(11,182)
Total stockholders' equity	194,922	219,780
Total liabilities and stockholders' equity	$299,531	$342,271

OneSpan Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss from operations	$(11,337)	$(16,811)
Adjustments to reconcile net loss from operations to net cash used in operations:
Depreciation and amortization of intangible assets	5,691	6,760
Impairment of intangible assets	3,828	—
Gain on sale of equity-method investment	(14,810)	—
Deferred tax benefit	683	(3,701)
Stock-based compensation	5,497	2,981
Allowance for doubtful accounts	1,111	(1,709)
Changes in operating assets and liabilities:
Accounts receivable	9,326	13,189
Inventories, net	(540)	1,101
Contract assets	(232)	3,764
Accounts payable	2,236	2,347
Income taxes payable	(1,450)	(2,661)
Accrued expenses	(1,342)	(27)
Deferred compensation	(532)	(897)
Deferred revenue	(10,838)	(1,860)
Other assets and liabilities	(970)	(6,905)
Net cash used in operating activities	(13,679)	(4,429)

Cash flows from investing activities:
Purchase of short term investments	(15,812)	(45,882)
Maturities of short term investments	39,050	33,129
Additions to property and equipment	(2,547)	(1,529)
Additions to intangible assets	(17)	(17)
Sale of equity-method investment	18,874	—
Net cash provided by (used in) investing activities	39,548	(14,299)

Cash flows from financing activities:
Repurchase of common stock	(5,721)	(7,471)
Tax payments for restricted stock issuances	(1,078)	(2,782)
Net cash used in financing activities	(6,799)	(10,253)

Effect of exchange rate changes on cash	(616)	(760)

Net increase (decrease) in cash	18,454	(29,741)
Cash, cash equivalents, and restricted cash, beginning of period	64,228	89,241
Cash, cash equivalents, and restricted cash, end of period	$82,682	$59,500

Segment Information

In May 2022, we announced a three-year strategic transformation plan that we believe will enable us to build on our strong solution portfolio and market position, enhance our enterprise go-to-market strategy, accelerate revenue growth, and drive efficiencies to support margin expansion and increased profitability. In conjunction with the strategic transformation plan and to enable a more efficient capital deployment model, effective with the quarter ended June 30, 2022, we began reporting under the following two lines of business, which are our reportable operating segments: Digital Agreements and Security Solutions. We expect to manage Digital Agreements for accelerated growth and market share gains and Security Solutions for cash flow given its more modest growth profile.

●	Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include our e-signature solution and our Virtual Room solution. As our transformation plan progresses, we expect to include other cloud-based security modules associated with the secure transaction lifecycle of identity verification, authentication, virtual interaction, e-transactions and e-vaulting (storage) in the Digital Agreements segment. This segment also includes costs attributable to our transaction cloud platform.
●	Security Solutions. Security Solutions consist of our broad portfolio of software products and/or software development kits (SDKs) that are used to build applications designed to defend against attacks on digital transactions across online environments, devices and applications. These solutions, which are largely on-premises software products, include identity verification, multi-factor authentication and transaction signing, such as mobile application security, mobile software tokens, and Digipass tokens that are not cloud connected devices.

Segment operating income consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, and research and development expenses that are incurred directly by a segment. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not attributable to a particular segment. Financial results by operating segment are included below under Segment and consolidated operating results.

Segment and consolidated operating results (in thousands, except percentages)(unaudited):

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands, except percentages)	2022	2021	2022	2021
Digital Agreements
Revenue	$12,200	$10,129	$35,955	$29,720
Gross profit	$9,736	$7,280	$27,669	$21,303
Gross margin	80%	72%	77%	72%
Operating income (loss)	$2,160	$79	$2,823	$(2,027)

Security
Revenue	$44,947	$42,147	$126,429	$125,608
Gross profit	$28,695	$29,115	$82,946	$84,165
Gross margin	64%	69%	66%	67%
Operating income	$5,711	$10,689	$21,399	$25,610

Total Company:
Revenue	$57,147	$52,276	$162,384	$155,328
Gross profit	$38,431	$36,395	$110,615	$105,468
Gross margin	67%	70%	68%	68%

Statements of Operations reconciliation:
Segment operating income	$7,871	$10,768	$24,222	$23,583
Corporate operating expenses not allocated at the segment level	13,496	12,784	47,328	43,752
Total Company operating loss	$(5,625)	$(2,016)	$(23,106)	$(20,169)

Revenue by major products and services (in thousands, unaudited):

	Three Months Ended
	September 30, 2022		September 30, 2021
	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
in thousands
Subscription (1)	$10,321	$11,941	$8,262	$9,545
Maintenance and support	1,693	11,158	1,580	11,154
Professional services and other (2)	186	2,034	267	3,560
Hardware products	—	19,814	20	17,888
Total Revenue	$12,200	$44,947	$10,129	$42,147

	Nine Months Ended
	September 30, 2022		September 30, 2021
	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
in thousands
Subscription (1)	$30,728	$34,632	$24,201	$25,734
Maintenance and support	4,453	32,522	4,469	33,822
Professional services and other (2)	774	5,327	985	11,090
Hardware products	—	53,948	65	54,962
Total Revenue	$35,955	$126,429	$29,720	$125,608

(1)	Subscription includes cloud and on-premises subscription revenue, previously referred to as “subscription” and “term-based software licenses”, respectively.

(2)	Professional services and other includes perpetual software licenses revenue which was less than 3% of total revenue for both the three and nine months ended September 30, 2022, and less than 6% of total revenue for both the three and nine months ended September 30, 2021.

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain Non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these Non-GAAP metrics below.

These Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these Non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the Non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.

Adjusted EBITDA

We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, impairment of intangible assets, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Net loss	$(7,201)	$(975)	$(11,337)	$(16,811)
Interest income (expense), net	(179)	4	(197)	(2)
Provision (benefit) for income taxes	600	(762)	2,245	(2,406)
Depreciation and amortization of intangible assets	1,648	2,178	5,691	6,760
Long-term incentive compensation	3,114	512	5,615	3,621
Impairment of intangible assets	3,828	—	3,828	—
Restructuring and other related charges	2,653	—	8,000	—
Other non-recurring items (1)	50	760	(10,632)	4,333
Adjusted EBITDA	$4,513	$1,717	$3,213	$(4,505)

(1) For the three months ended September 30, 2022 other non-recurring items consist of $0.1 million of outside services related to our strategic action plan.

For the nine months ended September 30, 2022, non-recurring items consist of $4.2 million of outside services related to our strategic action plan, and a $(14.8) million non-operating gain on the sale of our investment in Promon AS.

For the three months ended September 30, 2021, non-recurring items consist of $0.8 million of outside service costs related to our strategic action plan.

For the nine months ended September 30, 2021, non-recurring items consist of $0.8 million of outside service costs related to our strategic action plan, $2.8 million of outside service costs related to the proxy contest that took place in 2021 and the related $0.7 million settlement with Legion Partners.

Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share

We define Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share as net income (loss) or diluted net income (loss) per share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, impairment of intangible assets, restructuring costs, and certain other non- recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.

Long-term incentive compensation for management and others is directly tied to performance, and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods that have significant adjustments to the accruals in the period that relate to a longer period of time, which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock unit grants or cash awards, while other companies may use different forms of incentives that have different cost impacts, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.

We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a Non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Loss to Non-GAAP Net Income (Loss)

(in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Net loss	$(7,201)	$(975)	$(11,337)	$(16,811)
Long-term incentive compensation	3,114	512	5,615	3,621
Amortization of intangible assets	956	1,396	3,555	4,503
Impairment of intangible assets	3,828	—	3,828	—
Restructuring and other related charges	2,653	—	8,000	—
Other non-recurring items (1)	50	760	(10,632)	4,333
Tax impact of adjustments (2)	(2,120)	(534)	(2,073)	(2,491)
Non-GAAP net income (loss)	$1,280	$1,159	$(3,044)	$(6,845)

Non-GAAP net income (loss) per share	$0.03	$0.03	$(0.08)	$(0.17)

Shares	39,856	39,931	40,085	40,294

(1) See the footnotes to the Reconciliation of Net Income (Loss) to Adjusted EBITDA for a description of the components of other non-recurring items for each period presented.

(2) The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Revision of Prior Period Financial Statements

As previously disclosed, the Company identified immaterial errors related to certain costs directly attributable to the production and distribution of hardware products. The costs were not properly categorized in certain prior periods, which resulted in an understatement of product and license cost of goods sold and an overstatement of sales and marketing expense.

We evaluated the aggregate effects of the errors to our previously issued financial statements in accordance with SEC Staff Accounting Bulletins No. 99 and No. 108 and, based upon quantitative and qualitative factors, determined that the errors were not material to the previously issued financial statements and disclosures included in our Quarterly Report on Form 10-Q and Current Report on Form 8-K for the quarterly period ended September 30, 2021. Additional information around the prior period adjustments is available in the notes to the financial statements in our forthcoming Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

To correct these immaterial errors related to prior periods, the company adjusted the prior period product and license cost of goods sold and sales and marketing expense in this earnings press release and expects to adjust the prior period amounts in future filings with the SEC.

The following table presents the effects of the aforementioned revisions on our consolidated statements of operations for the three and nine months ended September 30, 2021.

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
in thousands	As Previously Reported	Adjustments	As Revised	As Previously Reported	Adjustments	As Revised
Cost of goods sold
Product and license	$8,477	$1,025	$9,502	$27,607	$3,212	$30,819
Total cost of goods sold	$14,856	$1,025	$15,881	$46,648	$3,212	$49,860

Gross profit	$37,420	$(1,025)	$36,395	$108,680	$(3,212)	$105,468

Operating costs
Sales and marketing	$15,474	$(1,025)	$14,449	$49,850	$(3,212)	$46,638
Total operating costs	$39,436	$(1,025)	$38,411	$128,849	$(3,212)	$125,637

Copyright© 2022 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

Investor Contact:

Joe Maxa
Vice President of Investor Relations

+1-312-766-4009
joe.maxa@onespan.com